Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Strong Third-Quarter Results and Raises 2014 EPS Guidance

▪	Core EPS (non-GAAP)* rose 19 percent to $2.14 on strong operating performance; GAAP EPS of $1.86

▪	Revenue increased 7 percent to $23.8 billion reflecting higher deliveries

▪	Backlog grew to a record $490 billion with over 5,500 commercial airplane orders

▪	Solid operating cash flow before pension contributions* of $1.7 billion

▪	Repurchased 8 million shares for $1 billion

▪	2014 Core EPS guidance increased $0.20 to between $8.10 and $8.30

Table 1. Summary Financial Results	Third Quarter			Nine months
(Dollars in Millions, except per share data)	2014	2013	Change	2014	2013	Change

Revenues	$23,784	$22,130	7%	$66,294	$62,838	5%

Non-GAAP*
Core Operating Earnings	$2,430	$2,143	13%	$6,516	$6,038	8%
Core Operating Margin	10.2%	9.7%	0.5 Pts	9.8%	9.6%	0.2 Pts
Core Earnings Per Share	$2.14	$1.80	19%	$6.30	$5.20	21%
Operating Cash Flow Before Pension Contributions	$1,689	$4,308	(61)%	$4,610	$8,312	(45)%
GAAP
Earnings From Operations	$2,119	$1,803	18%	$5,448	$5,047	8%
Operating Margin	8.9%	8.1%	0.8 Pts	8.2%	8.0%	0.2 Pts
Net Earnings	$1,362	$1,158	18%	$3,980	$3,352	19%
Earnings Per Share	$1.86	$1.51	23%	$5.36	$4.36	23%
Operating Cash Flow	$939	$2,808	(67)%	$3,860	$6,799	(43)%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”

CHICAGO, October 22, 2014 – The Boeing Company [NYSE: BA] reported third-quarter revenue increased 7 percent to $23.8 billion on higher deliveries (Table 1). Core earnings per share (non-GAAP) increased 19 percent* to $2.14, driven by strong performance across the company's businesses. Third-quarter core operating earnings (non-GAAP) increased 13 percent* to $2.4 billion from the same period of the prior year. GAAP earnings per share was $1.86 and GAAP earnings from operations was $2.1 billion.
Core earnings per share guidance for 2014 increased to between $8.10 and $8.30, from $7.90 to $8.10 on continued strong operating performance. GAAP earnings per share guidance for 2014 increased to between $6.90 and $7.10, from $6.85 to $7.05. Operating cash flow before pension contributions* guidance increased to greater than $7 billion. Commercial Airplanes operating margin guidance increased to approximately 10.5 percent.

“Continued strong operating performance across our production and services businesses drove significant growth in earnings-per-share, and enabled us to continue to capture new business, pushing our order backlog to a record $490 billion,” said Boeing Chairman and CEO Jim McNerney. “We added net new orders for 501 commercial airplanes, launched the high-capacity 737 MAX 200, captured a NASA contract for the Commercial Crew program, and returned $1.5 billion to shareholders through dividends and share repurchases.”
“With three solid quarters behind us and confidence in our ongoing performance, we are increasing our earnings per share outlook for 2014, as our team remains focused on providing value to our customers and shareholders, profitably ramping up airplane production, executing on our development programs, and driving productivity and affordability throughout the enterprise,” McNerney said.

Table 2. Cash Flow	Third Quarter		Nine months
(Millions)	2014	2013	2014	2013
Operating Cash Flow Before Pension Contributions*	$1,689	$4,308	$4,610	$8,312
Pension Contributions	($750)	($1,500)	($750)	($1,513)
Operating Cash Flow	$939	$2,808	$3,860	$6,799
Less Additions to Property, Plant & Equipment	($622)	($484)	($1,568)	($1,460)
Free Cash Flow*	$317	$2,324	$2,292	$5,339
Operating cash flow before pension contributions* in the quarter was $1.7 billion, reflecting commercial airplane production rates, strong operating performance and timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 8 million shares for $1 billion, leaving $5.8 billion remaining under the current repurchase authorization expected to be completed over approximately the next one to two years. The company also paid $0.5 billion in dividends in the quarter.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q3 14	Q2 14
Cash	$6.7	$7.5
Marketable Securities[1]	$3.4	$3.8
Total	$10.1	$11.3
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$6.4	$6.4
Boeing Capital, including intercompany loans	$2.5	$2.5
Total Consolidated Debt	$8.9	$8.9
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $10.1 billion at quarter-end (Table 3), down from $11.3 billion at the beginning of the quarter. Debt was $8.9 billion, unchanged from the beginning of the quarter.
Total company backlog at quarter-end was a record $490 billion, up from $440 billion at the beginning of the quarter, and included net orders for the quarter of $73 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Third Quarter			Nine months
(Dollars in Millions)	2014	2013	Change	2014	2013	Change

Commercial Airplanes Deliveries	186	170	9%	528	476	11%

Revenues	$16,110	$13,987	15%	$43,151	$38,301	13%
Earnings from Operations	$1,797	$1,617	11%	$4,849	$4,289	13%
Operating Margin	11.2%	11.6%	(0.4) Pts	11.2%	11.2%	0.0	Pts
Commercial Airplanes third-quarter revenue increased 15 percent to a record $16.1 billion on higher deliveries. Third-quarter operating margin was 11.2 percent, reflecting the dilutive impact of 787 and 747-8 deliveries and higher period costs partially offset by the delivery volume and continued strong operating performance (Table 4).
During the quarter, the company launched the 737 MAX 200 with a commitment from Ryanair for 100 airplanes. The 737 program has won nearly 2,300 firm orders for the 737 MAX since launch. Due to the continued strong demand for the 737 family of airplanes, the company intends to increase the 737 production rate from 42 to 47 per month in 2017, with recently announced plans to increase to 52 per month in 2018. Also during the quarter, the first GEnx-powered 787-9 Dreamliner was delivered.
Commercial Airplanes booked 501 net orders during the quarter. Backlog remains strong with over 5,500 airplanes valued at a record $430 billion.
Defense, Space & Security

Table 5. Defense, Space & Security	Third Quarter			Nine months
(Dollars in Millions)	2014	2013	Change	2014	2013	Change
Revenues[1]
Boeing Military Aircraft	$3,537	$3,438	3%	$10,518	$11,059	(5)%
Network & Space Systems	$2,027	$2,231	(9)%	$5,823	$6,240	(7)%
Global Services & Support	$2,349	$2,377	(1)%	$6,952	$7,043	(1)%
Total BDS Revenues	$7,913	$8,046	(2)%	$23,293	$24,342	(4)%
Earnings from Operations[1]
Boeing Military Aircraft	$440	$245	80%	$937	$1,058	(11)%
Network & Space Systems	$189	$193	(2)%	$507	$486	4%
Global Services & Support	$227	$235	(3)%	$772	$737	5%
Total BDS Earnings from Operations	$856	$673	27%	$2,216	$2,281	(3)%
Operating Margin	10.8%	8.4%	2.4 Pts	9.5%	9.4%	0.1 Pts
1 During the first quarter of 2014, certain programs were realigned between Boeing Military Aircraft and Global Services & Support.
Defense, Space & Security’s third-quarter revenue was $7.9 billion with an operating margin of 10.8 percent (Table 5).

Boeing Military Aircraft (BMA) third-quarter revenue was $3.5 billion, reflecting higher P-8 deliveries. Operating margin increased to 12.4 percent, reflecting improved performance. During the quarter, BMA delivered the first U.S Army Multiyear II configured Chinook.
Network & Space Systems (N&SS) third-quarter revenue was $2.0 billion, reflecting timing on United Launch Alliance (ULA) launches and lower government satellite volume. Operating margin increased to 9.3 percent, reflecting strong performance. During the quarter, N&SS was awarded a contract for NASA's Commercial Crew program.
Global Services & Support (GS&S) third-quarter revenue was $2.3 billion on lower volume, and operating margin was 9.7 percent reflecting delivery mix. During the quarter, GS&S delivered the first upgraded French Airborne Warning and Control System (AWACS) aircraft.
Backlog at Defense, Space & Security was $60 billion, of which 37 percent represents orders with international customers.
Additional Financial Information

Table 6. Additional Financial Information	Third Quarter		Nine months
(Dollars in Millions)	2014	2013	2014	2013
Revenues
Boeing Capital	$91	$94	$263	$303
Unallocated items, eliminations and other	($330)	$3	($413)	($108)
Earnings from Operations
Boeing Capital	($11)	$35	$66	$98
Unallocated items, eliminations and other excluding unallocated pension/postretirement	($212)	($182)	($615)	($630)
Unallocated pension/postretirement	($311)	($340)	($1,068)	($991)
Other income/(loss), net	($9)	$19	$11	$41
Interest and debt expense	($79)	($95)	($252)	($290)
Effective tax rate	32.9%	32.8%	23.6%	30.1%
At quarter-end, Boeing Capital's net portfolio balance was $3.5 billion. Unallocated items, eliminations and other third-quarter revenue decreased from the same period in the prior year due to the elimination of intersegment revenue for two aircraft delivered under operating leases (Table 6). Total pension expense for the third quarter was $715 million, down from $775 million in the same period of the prior year.

Outlook
The company’s 2014 financial guidance (Table 7) reflects continued strong performance in both businesses.

Table 7. 2014 Financial Outlook	Current	Prior
(Dollars in Billions, except per share data)	Guidance	Guidance

The Boeing Company
Revenue	$87.5 - 90.5	$87.5 - 90.5
Core Earnings Per Share*	$8.10 - 8.30	$7.90 - 8.10
GAAP Earnings Per Share	$6.90 - 7.10	$6.85 - 7.05
Operating Cash Flow Before Pension Contributions*	> $7	~ $7
Operating Cash Flow [1]	> $6.25	~ $6.25

Commercial Airplanes
Deliveries [2]	715 - 725	715 - 725
Revenue	$57.5 - 59.5	$57.5 - 59.5
Operating Margin	~ 10.5%	> 10.0%

Defense, Space & Security (revised for business realignment)
Revenue
Boeing Military Aircraft	~ $13.7	~ $14.2
Network & Space Systems	~ $7.7	~ $7.7
Global Services & Support	~ $9.1	~ $8.6

Total BDS Revenue	$30 - 31	$30 - 31

Operating Margin
Boeing Military Aircraft	~ 9.0%	~ 9.0%
Network & Space Systems	~ 8.5%	~ 8.5%
Global Services & Support	~ 11.0%	~ 11.0%

Total BDS Operating Margin	~ 9.5%	~ 9.5%

Boeing Capital
Portfolio Size	Lower	Lower
Revenue	~ $0.3	~ $0.3
Pre-Tax Earnings	~ $0.05	~ $0.05

Research & Development	~ $3.2	~ $3.2
Capital Expenditures	~ $2.3	~ $2.5
Pension Expense [3]	~ $3.3	~ $3.2
Effective Tax Rate [4]	~ 23%	~ 23%
1    After discretionary cash pension contributions of $0.75 billion for the current and prior guidance and assuming new aircraft financings of approximately $0.5 billion for the current guidance and under $0.5 billion for the prior guidance
2    Assumes approximately 110 787 deliveries for the current and prior guidance
3 Approximately $1.5 billion for the current guidance and $1.3 billion for the prior guidance is expected to be recorded in unallocated items and eliminations
4 Assumes the extension of the research and development tax credit
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 13.
Operating Cash Flow Before Pension Contributions
Operating cash flow before pension contributions is defined as GAAP operating cash flow without pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Management uses operating cash flow before pension contributions as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Rob Martin (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions, except per share data)	2014	2013	2014	2013
Sales of products	$58,920	$55,310	$21,378	$19,754
Sales of services	7,374	7,528	2,406	2,376
Total revenues	66,294	62,838	23,784	22,130

Cost of products	(50,023)	(47,030)	(18,091)	(16,865)
Cost of services	(5,965)	(5,795)	(1,966)	(1,791)
Boeing Capital interest expense	(53)	(55)	(18)	(18)
Total costs and expenses	(56,041)	(52,880)	(20,075)	(18,674)
	10,253	9,958	3,709	3,456
Income from operating investments, net	212	147	92	59
General and administrative expense	(2,727)	(2,856)	(932)	(956)
Research and development expense, net	(2,292)	(2,223)	(750)	(755)
Gain/(loss) on dispositions, net	2	21		(1)
Earnings from operations	5,448	5,047	2,119	1,803
Other income/(loss), net	11	41	(9)	19
Interest and debt expense	(252)	(290)	(79)	(95)
Earnings before income taxes	5,207	4,798	2,031	1,727
Income tax expense	(1,227)	(1,445)	(669)	(567)
Net earnings from continuing operations	3,980	3,353	1,362	1,160
Net loss on disposal of discontinued operations, net of taxes of $0, $0, $0 and $0		(1)		(2)
Net earnings	$3,980	$3,352	$1,362	$1,158
Basic earnings per share from continuing operations	$5.43	$4.40	$1.88	$1.53
Net loss on disposal of discontinued operations, net of taxes
Basic earnings per share	$5.43	$4.40	$1.88	$1.53
Diluted earnings per share from continuing operations	$5.36	$4.36	$1.86	$1.51
Net loss on disposal of discontinued operations, net of taxes
Diluted earnings per share	$5.36	$4.36	$1.86	$1.51
Cash dividends paid per share	$2.19	$1.455	$0.73	$0.485
Weighted average diluted shares (millions)	742.3	769.8	731.9	769.1

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	September 30 2014	December 31 2013
Assets
Cash and cash equivalents	$6,655	$9,088
Short-term and other investments	3,422	6,170
Accounts receivable, net	7,799	6,546
Current portion of customer financing, net	257	344
Deferred income taxes	27	14
Inventories, net of advances and progress billings	47,058	42,912
Total current assets	65,218	65,074
Customer financing, net	3,347	3,627
Property, plant and equipment, net of accumulated depreciation of $15,645 and $15,070	10,707	10,224
Goodwill	5,131	5,043
Acquired intangible assets, net	2,954	3,052
Deferred income taxes	2,546	2,939
Investments	1,203	1,204
Other assets, net of accumulated amortization of $447 and $448	1,547	1,500
Total assets	$92,653	$92,663
Liabilities and equity
Accounts payable	$11,136	$9,498
Accrued liabilities	12,677	14,131
Advances and billings in excess of related costs	21,127	20,027
Deferred income taxes and income taxes payable	6,685	6,267
Short-term debt and current portion of long-term debt	1,579	1,563
Total current liabilities	53,204	51,486
Accrued retiree health care	6,494	6,528
Accrued pension plan liability, net	9,262	10,474
Non-current income taxes payable	709	156
Other long-term liabilities	1,046	950
Long-term debt	7,301	8,072
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 and 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,572	4,415
Treasury stock, at cost – 298,419,764 and 264,882,461 shares	(22,349)	(17,671)
Retained earnings	35,880	32,964
Accumulated other comprehensive loss	(8,653)	(9,894)
Total shareholders’ equity	14,511	14,875
Noncontrolling interests	126	122
Total equity	14,637	14,997
Total liabilities and equity	$92,653	$92,663

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2014	2013
Cash flows – operating activities:
Net earnings	$3,980	$3,352
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	152	156
Depreciation and amortization	1,378	1,323
Investment/asset impairment charges, net	140	38
Customer financing valuation benefit	(26)	(7)
Loss on disposal of discontinued operations		1
Gain on dispositions, net	(2)	(21)
Other charges and credits, net	145	48
Excess tax benefits from share-based payment arrangements	(104)	(86)
Changes in assets and liabilities –
Accounts receivable	(1,385)	(1,006)
Inventories, net of advances and progress billings	(4,425)	(3,631)
Accounts payable	1,819	943
Accrued liabilities	(1,054)	(338)
Advances and billings in excess of related costs	1,100	3,543
Income taxes receivable, payable and deferred	887	1,336
Other long-term liabilities	(42)	(52)
Pension and other postretirement plans	746	954
Customer financing, net	494	223
Other	57	23
Net cash provided by operating activities	3,860	6,799
Cash flows – investing activities:
Property, plant and equipment additions	(1,568)	(1,460)
Property, plant and equipment reductions	27	47
Acquisitions, net of cash acquired	(163)	(26)
Contributions to investments	(7,874)	(9,640)
Proceeds from investments	10,608	6,997
Receipt of economic development program funds	4
Net cash provided/(used) by investing activities	1,034	(4,082)
Cash flows – financing activities:
New borrowings	105	547
Debt repayments	(910)	(1,397)
Payments to noncontrolling interests	(12)
Repayments of distribution rights and other asset financing	(184)	(139)
Stock options exercised, other	293	871
Excess tax benefits from share-based payment arrangements	104	86
Employee taxes on certain share-based payment arrangements	(94)	(60)
Common shares repurchased	(5,000)	(1,799)
Dividends paid	(1,596)	(1,102)
Net cash used by financing activities	(7,294)	(2,993)
Effect of exchange rate changes on cash and cash equivalents	(33)	(24)
Net decrease in cash and cash equivalents	(2,433)	(300)
Cash and cash equivalents at beginning of year	9,088	10,341
Cash and cash equivalents at end of period	$6,655	$10,041

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2014	2013	2014	2013
Revenues:
Commercial Airplanes	$43,151	$38,301	$16,110	$13,987
Defense, Space & Security:
Boeing Military Aircraft	10,518	11,059	3,537	3,438
Network & Space Systems	5,823	6,240	2,027	2,231
Global Services & Support	6,952	7,043	2,349	2,377
Total Defense, Space & Security	23,293	24,342	7,913	8,046
Boeing Capital	263	303	91	94
Unallocated items, eliminations and other	(413)	(108)	(330)	3
Total revenues	$66,294	$62,838	$23,784	$22,130
Earnings from operations:
Commercial Airplanes	$4,849	$4,289	$1,797	$1,617
Defense, Space & Security:
Boeing Military Aircraft	937	1,058	440	245
Network & Space Systems	507	486	189	193
Global Services & Support	772	737	227	235
Total Defense, Space & Security	2,216	2,281	856	673
Boeing Capital	66	98	(11)	35
Unallocated items, eliminations and other	(1,683)	(1,621)	(523)	(522)
Earnings from operations	5,448	5,047	2,119	1,803
Other income/(loss), net	11	41	(9)	19
Interest and debt expense	(252)	(290)	(79)	(95)
Earnings before income taxes	5,207	4,798	2,031	1,727
Income tax expense	(1,227)	(1,445)	(669)	(567)
Net earnings from continuing operations	3,980	3,353	1,362	1,160
Net loss on disposal of discontinued operations, net of taxes of $0, $0, $0 and $0		(1)		(2)
Net earnings	$3,980	$3,352	$1,362	$1,158

Research and development expense, net:
Commercial Airplanes	$1,422	$1,297	$452	$432
Defense, Space & Security	866	892	289	313
Other	4	34	9	10
Total research and development expense, net	$2,292	$2,223	$750	$755

Unallocated items, eliminations and other:
Share-based plans	($66)	($74)	($22)	($21)
Deferred compensation	(22)	(165)	(3)	(63)
Amortization of previously capitalized interest	(55)	(52)	(19)	(18)
Eliminations and other unallocated items	(472)	(339)	(168)	(80)
Sub-total (included in core operating earnings)	(615)	(630)	(212)	(182)
Pension	(1,135)	(1,045)	(331)	(356)
Postretirement	67	54	20	16
Total unallocated items, eliminations and other	($1,683)	($1,621)	($523)	($522)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Nine months ended September 30				Three months ended September 30
Commercial Airplanes	2014		2013		2014		2013
737	359		330		120		112
747	12	(2)	16		6	(2)	4
767	3		17		2		5
777	75		73		27		26
787	79		40	(1)	31		23
Total	528		476		186		170
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	36		36		13		12
F-15E Eagle	10		3		2
C-17 Globemaster III	7		8		2		2
CH-47 Chinook	46		32		14		15
AH-64 Apache	30		31		11		11
P-8 Models	6		7		4		2

Global Services & Support
AEW&C	3				1

Network & Space Systems
Commercial and Civil Satellites	3		1		1
Military Satellites			1				1

Contractual backlog (Dollars in billions)	September 30 2014	June 30 2014	March 31 2014	December 31 2013
Commercial Airplanes	$429.6	$376.3	$374.0	$373.0
Defense, Space & Security:
Boeing Military Aircraft	21.2	23.8	23.2	23.6
Network & Space Systems	8.8	9.6	9.4	9.8
Global Services & Support	15.5	16.3	16.1	16.2
Total Defense, Space & Security	45.5	49.7	48.7	49.6
Total contractual backlog	$475.1	$426.0	$422.7	$422.6
Unobligated backlog	$14.9	$14.3	$17.1	$18.3
Total backlog	$490.0	$440.3	$439.8	$440.9
Workforce	168,000	169,300	169,000	168,400

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

	Third Quarter		Nine Months		Guidance
	2014	2013	2014	2013	2014
Revenues	$23,784	$22,130	$66,294	$62,838

GAAP Earnings From Operations	$2,119	$1,803	$5,448	$5,047
GAAP Operating Margin	8.9%	8.1%	8.2%	8.0%

Unallocated Pension/Postretirement Expense	$311	$340	$1,068	$991	~ $1,360
Core Operating Earnings (non-GAAP)	$2,430	$2,143	$6,516	$6,038
Core Operating Margin (non-GAAP)	10.2%	9.7%	9.8%	9.6%

Increase/(Decrease) in GAAP Earnings From Operations	18%		8%
Increase/(Decrease) in Core Operating Earnings (non-GAAP)	13%		8%

GAAP Diluted Earnings Per Share	$1.86	$1.51	$5.36	$4.36	$6.90 - $7.10
Unallocated Pension/Postretirement Expense[1]	$0.28	$0.29	$0.94	$0.84	$1.20
Core Earnings Per Share (non-GAAP)	$2.14	$1.80	$6.30	$5.20	$8.10 - $8.30

Weighted Average Diluted Shares (millions)	731.9	769.1	742.3	769.8	~ 739
Increase/(Decrease) in GAAP Earnings Per Share	23%		23%
Increase/(Decrease) in Core Earnings Per Share (non-GAAP)	19%		21%

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.